UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2016

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	001-07845	44-0324630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 1 Leggett Road, Carthage, MO		64836
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 417-358-8131

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Leggett Settles Claim for Antitrust Violations

The Company previously reported that it, along with several other plaintiffs, filed a complaint in the United States District Court for the District of New Jersey against BASF Corporation, The Dow Chemical Company, Huntsman International LLC, Lyondell Chemical Company, and their affiliates, alleging that the defendants conspired to fix prices and allocate customers and markets for certain urethane chemical products. The Company previously settled its claims against certain defendants for immaterial amounts and all defendants were dismissed except for The Dow Chemical Company.

We reached a settlement of our antitrust claim against The Dow Chemical Company on April 5, 2016, by agreeing to release our claim regarding this matter for a net cash payment to the Company of approximately $38 million (pre-tax, after deducting expenses) (subject to adjustment for final calculations). We expect to receive payment in the second quarter of 2016.

We expect to record after-tax income of approximately $25 million in the second quarter of 2016 related to this matter. Because the settlement is largely attributable to our former Prime Foam Products business, which was sold in the first quarter of 2007, approximately $21 million of this after-tax amount is expected to be reflected in discontinued operations.

FORWARD-LOOKING STATEMENTS: Statements in this Item 8.01 that are not historical in nature are “forward-looking.” These statements are identified either by the context in which they appear or by use of words such as “expected” or “expect.” These statements involve uncertainties and risks, including the risks of litigation and the preliminary nature of the part of the cash payment attributable to discontinued operations, and the date of receipt of the cash payment. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGGETT & PLATT, INCORPORATED

Date: April 6, 2016	By:	/s/ JOHN G. MOORE
John G. Moore
Senior Vice President –
Chief Legal & HR Officer and Secretary

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